Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Packeteer, Inc.

at

$5.50 Net Per Share

by

Elliott QoS LLC

a subsidiary of

Elliott Associates, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 16, 2008, UNLESS THE OFFER IS EXTENDED.

March 20, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Elliott QoS LLC, a Delaware limited liability company (the “Purchaser”) and a subsidiary of Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Packeteer, Inc., a Delaware corporation (the “Company”), at a purchase price of $5.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 20, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and to forward to your clients are copies of the following documents:

1.	Offer to Purchase dated March 20, 2008.

2.	Letter of Transmittal, including a Substitute Form W-9, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Wells Fargo Bank, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

6.	Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 16, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer, as it may be extended, a number of Shares, which, together with the shares then owned by Elliott Associates and its affiliated funds and subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (taking into account, without limitation, all Shares issuable upon the conversion or exercise of any options, warrants, convertible securities or rights, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), (ii) the Company not having adopted, or if adopted having rendered inapplicable to the Offer and the proposed second-step merger, a stockholder rights plan or other similar mechanism that would have the effect of substantially impairing the Purchaser’s ability to acquire the Company or otherwise substantially diminish the expected economic value to the Company of acquiring the Shares, in each case as determined in the Purchaser’s reasonable discretion, and (iii) the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the merger of the Company and the Purchaser (or one of its affiliates) as described in the Offer to Purchase. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than Innisfree M&A Incorporated (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, at Purchaser’s expense, from the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

ELLIOTT QOS LLC

By:
Name:	Elliot Greenberg
Title:	Vice President

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF ELLIOTT ASSOCIATES, THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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